Exhibit 99.1

AMCOL International Provides Update on Late Filing of Its 2012 Annual Report - 10-K

HOFFMAN ESTATES, IL--(Marketwire - March 22, 2013) -  AMCOL International (NYSE: ACO) previously reported that its Audit Committee, upon the recommendation of management, determined that the audited consolidated financial statements for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, and the unaudited consolidated financial statements for the quarter ended March 31, 2012 need to be restated due to certain errors in their previously issued financial statements. AMCOL International will restate these financial statements in an amendment to their Annual Report on Form 10-K for the year ended December 31, 2011 and an amendment to their Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

AMCOL International also previously reported that pending the completion of these restatements, they are unable to complete the preparation of their Annual Report on Form 10-K for the year ended December 31, 2012. Due to this delay, the 2012 Form 10-K has not been timely filed with the Securities and Exchange Commission. AMCOL International anticipates filing the amended 2011 Form 10-K, the amended first quarter 2012 Form 10-Q and the 2012 Form 10-K as soon as reasonably possible.

As a result of the filing delay, AMCOL International received a notice from the New York Stock Exchange (NYSE) indicating that it is not currently in compliance with continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE-Listed Company Manual. The issuing of such notices is considered routine practice in situations when there are late filings with the SEC. Under NYSE rules, AMCOL International has six months from March 18, 2013 to file its Form 10-K. Until AMCOL International files its Form 10-K, AMCOL International's common stock will remain listed on the NYSE under the symbol "ACO" but will be assigned a "LF" indicator to signify late filing status. The company can regain compliance with the NYSE listing standards at any time during this six-month period once it files its Form 10-K with the SEC.

Founded in 1927, AMCOL International Corporation is a leading producer and marketer of diverse specialty materials with a core expertise in minerals and polymer science. Through four business segments: Performance Materials, Construction Technologies, Energy Services, and Transportation and Logistics, AMCOL creates solutions that enhance the quality, efficiency and sustainability of its customers' products and services in a growing global marketplace. Headquartered in Hoffman Estates, Illinois, AMCOL International Corporation is a publicly owned company traded under the symbol ACO (NYSE). AMCOL's web address is www.amcol.com.

For further information, contact:
Don Pearson
Vice President & CFO
847.851.1500